SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

ASA Gold and Precious Metals Limited

(Name of Registrant as Specified In Its Charter)

Saba Capital Management, L.P.

Boaz R. Weinstein

Maryann Bruce

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Independent Proxy Advisor ISS Recommends ASA Gold and Precious Metals Shareholders Vote FOR Saba Capital’s Proposals to Expand the Board

Highlights “Grave Failure of Corporate Governance” at the Fund and Notes “It Is Now Clear That the Deadlock Needs to Be Broken”

Endorses Independent Governance Expert Maryann Bruce for Election as the Board’s Fifth Director

Shareholders Should Sign, Date and Mail the GOLD Proxy Card to Vote FOR Both Proposals

New York, NY – (BUSINESS WIRE) – Saba Capital Management, L.P. (together with certain of its affiliates, “Saba”), the largest common shareholder of ASA Gold and Precious Metals Limited (NYSE: ASA) (“ASA” or the “Fund”) with 17.2% ownership of the Fund’s outstanding shares, today announced that a leading proxy advisory firm, Institutional Shareholder Services Inc. (“ISS”), has recommended shareholders vote FOR the expansion of ASA’s Board of Directors (the “Board”) to five members and FOR the election of independent director candidate Maryann Bruce at the June 13th Special Meeting of Shareholders.

In its full report, ISS criticized the actions of legacy directors Mary Joan Hoene and William Donovan, as well as former director and current ASA Chief Operating Officer Axel Merk, writing: [1]

•         “Despite the election of new directors, these committees have acted unilaterally in what can only be interpreted as an attempt to circumvent the will of shareholders reflected in last year's meeting results.”

•         “This is a grave failure of corporate governance.”

•         “Legacy directors have demonstrated a concerning level of comfort with disenfranchising shareholders.”

•         "Through one of these committees, the legacy directors have adopted a succession of poison pills that are designed to keep the dissident at bay, without establishing a proper reason for doing so."

ISS also supported Saba’s proposal to return the Board to five members, stating:

•         “It is now clear that the deadlock needs to be broken, and that doing so in favor of the dissident is the best option available to shareholders.”

•         “The dissident's plan may be a simple one, in that it centers on reestablishing the basic functioning of the board, but this what ASA needs.”

ISS outlined the benefits of adding Maryann Bruce to the Board as an independent director, noting:

•         “The dissident has presented a compelling case for change, and Bruce has the qualifications and independence that make her a logical addition.”

•         “[S]upport is warranted on the Saba proxy card (GOLD card) to expand the board, and to elect Maryann Bruce.”

____________________________________

[1] Permission to quote ISS was neither sought nor obtained.

Boaz Weinstein, Founder and Chief Investment Officer of Saba, commented:

“We are pleased that ISS agrees it is essential to add a fifth, independent director to the ASA Board to break the current deadlock and prioritize the best interests of all shareholders.

For the past year, ASA’s legacy directors – William Donovan and Mary Joan Hoene – have plunged the Fund into a state of disarray by delaying critical decisions, escalating expenses and implementing worst-in-class governance measures that have prevented the effective management of the Fund. Donovan and Hoene have taken some of the most extreme steps to disenfranchise shareholders that we have ever witnessed, including creating a sham committee to bypass shareholder democracy and breaking federal law by adopting an illegal poison pill.

It’s time to end this cycle of shareholder abuse and restore accountability to the ASA Board. At next week’s Special Meeting, we urge shareholders to vote for Saba’s proposals on the GOLD proxy card to return the Board to five members and appoint Maryann Bruce as an independent director committed to eliminating governance gridlock.”

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Shareholders should sign, date and mail the GOLD proxy card TODAY to vote FOR both proposals.

Questions about voting can be directed to Campaign Management LLC at (844) 395-0671 or at info@campaign-mgmt.com.

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About Saba Capital

Saba Capital Management, L.P. is a global alternative asset management firm that seeks to deliver superior risk-adjusted returns for a diverse group of clients. Founded in 2009 by Boaz Weinstein, Saba is a pioneer of credit relative value strategies and capital structure arbitrage. Saba has offices in New York City and London. Learn more at www.sabacapital.com.

Contacts

Longacre Square Partners
Kate Sylvester, 646-386-0091
ksylvester@longacresquare.com